EXHIBIT 23.3

                     Consent of Skoda, Minotti, Reeves & Co.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 16, 1996 (except with respect to the matters discussed in Note 2, as to which the date is May 26, 1998) on the combined financial statements of Medical Records Corp. and Affiliate included on pages F-53 through F-59 of the S-4 Registration Statement of MedQuist Inc. for the year ended December 31, 1995, all of which are incorporated by reference in the Form 8-K of MedQuist Inc. dated December 15, 1998, and to all references to our Firm included in this registration statement.


                                            /s/ SKODA, MINOTTI, REEVES & CO.


Mayfield Village, Ohio,
March 4, 1999